Exhibit 99.1

Metropolitan Health Networks Reports 2011 Results of Operations

Completion of Continucare Acquisition in Fourth Quarter Drives Increased Revenue and Income from Operations

BOCA RATON, Fla.--(BUSINESS WIRE)--March 6, 2012--Metropolitan Health Networks, Inc. (NYSE: MDF), a leading provider of health care services in Florida, today announced its results for the fourth quarter and year ended December 31, 2011. Highlights include the following:

  Completion of the acquisition of Continucare Corporation in a transaction valued at $415.9 million
  Revenue of $459.8 million in 2011, a 25% increase compared to 2010
  Gross profit of $96.4 million in 2011, compared to $65.8 million in 2010, an increase of $30.6 million or 46.5%
  Operating income of $55.1 million in 2011, compared to $41.3 million for 2010, a 33% increase
  Medical expense ratio (“MER”) of 79.0%, compared to 82.1% for 2010
  Adjusted EBITDA of $58.6 million in 2011, compared to $44.7 million for 2010

Continucare Financial Information Included in Results:

On October 4, 2011, Metropolitan completed the acquisition of Continucare Corporation (“Continucare”). Metropolitan paid an aggregate of $404.4 million in cash and issued 2.5 million shares of its common stock to Continucare’s stockholders and option holders in consideration for their shares of Continucare common stock and options to purchase shares of Continucare common stock. To pay the cash portion of the purchase price, Metropolitan used a combination of cash and a total of $315.0 million of borrowings under its new credit facilities. Continucare’s financial results are included in Metropolitan’s financial results from October 4, 2011.

Full Year 2011 Financial Highlights:

Metropolitan recognized revenue of $459.8 million for 2011, compared to $368.2 million for 2010, an increase of $91.6 million or 25%. The increase in revenue is primarily attributable to Continucare, which contributed $78.6 million of this increase. Income before income taxes amounted to $39.6 million in 2011, compared to $41.6 million in 2010, a decrease of 4.8%. Net income was $22.7 million in 2011, as compared to $25.7 million in 2010, a decrease of 11%. These decreases are primarily attributable to transaction expenses related to the Continucare acquisition of $7.9 million and an impairment charge associated with the sleep diagnostic business of $3.5 million. Earnings per share were $0.56 basic and $0.53 diluted for 2011, compared to $0.65 basic and $0.62 diluted for 2010. Weighted average common shares outstanding for 2011 were 40.6 million, basic and 42.8 million, diluted.

The MER for 2011 was 79% compared to 82.1% in 2010.

Continucare Acquisition - Proforma Information:

On a proforma basis, assuming that the acquisition of Continucare occurred on January 1, 2011, with adjustments for items including: amortization expense of intangible assets, termination or changes in certain compensation arrangements and ongoing operating expenses, non-operating expenses not acquired in the acquisition, interest expense and income tax expense, earning per share would have been $0.78 basic and $0.74 diluted for 2011, as compared to $0.61 basic and $0.57 diluted for 2010. Total revenue for 2011 would have been $701.3 million compared to $651.6 million for 2010 and Adjusted EBITDA for the year would have been $107.8 million compared to $90.7 million for 2010.

Fourth Quarter Financial Highlights:

The Company recognized revenue of $175.1 million for the fourth quarter compared to $91.4 million for the same period in 2010, a 91.6% increase. The increase in revenue is primarily attributable to Continucare, which contributed $78.6 million of this increase. Net income for the 2011 fourth quarter was $2.8 million, or $0.07 per share basic and $0.06 diluted, compared to $6.0 million or $0.15 per share basic and $0.14 per share diluted for the same quarter last year. The decrease in net income is primarily attributable to transaction expenses relating to the Continucare acquisition totaling $4.8 million and an impairment charge associated with the sleep diagnostic business of $3.5 million. Weighted average common shares outstanding for the fourth quarter of 2011 were 42.5 million, basic and 45.1 million, diluted.

The Company’s MER was 75.8% in the fourth quarter of 2011 compared to 81.7% in the same quarter of 2010.

Customer Information:

Total Medicare and Medicaid customers under contracts with HMOs at December 31, 2011, was 71,700 comprised of 63,400 customers managed under risk arrangements and 8,300 non-risk customers. This compares to 34,800 risk customers at December 31, 2010. Total Medicare, Medicaid, and commercial customers at December 31, 2011, were 54,800, 12,800, and 4,100 respectively, compared to 34,800 Medicare customers at December 31, 2010. There were no Medicaid or commercial customers in 2010.

Total customer months, the combined total customers for each month of the measurement period for customers managed under risk arrangements, increased by 17% to 495,000 in 2011, up from 421,900 in 2010.

At January 1, 2012, our provider service network was providing services to approximately 77,800 customers under contracts with HMOs, of which approximately 60,000 are covered under Medicare risk agreements.

Balance Sheet Highlights:

Cash, cash equivalents and short-term investments at December 31, 2011 totaled $19.0 million, compared to $49.5 million at December 31, 2010. This decrease reflects the use of cash required to complete the Continucare acquisition, which was partially offset by cash provided by the additional debt to finance the acquisition as well as other activities. Metropolitan had working capital of $43.2 million as of December 31, 2011, as compared to $54.2 million as of December 31, 2010, a decrease of $11.0 million. Stockholders’ equity increased $36.8 million from $67.8 million at December 31, 2010, to $104.6 million at December 31, 2011.

“…2011 represented an exceptional year for Metropolitan…” states Michael Earley, Metropolitan’s Chairman and Chief Executive Officer.

Commenting on the 2011 results, Michael Earley, Chairman and Chief Executive Officer of Metropolitan Health Networks, Inc., stated, “We are very pleased to report another outstanding year of operating results for Metropolitan. Capped by the completion of the acquisition of Continucare Corporation in the fourth quarter, 2011 saw our company achieve several significant milestones that include the listing of our equity on the New York Stock Exchange, the relocation of our corporate headquarters to meet the demands of our growing business, and the expansion of operations into new markets with our partners, both existing and new. Adjusted for the one-time costs associated with the closing of the Continucare transaction, 2011 represented an exceptional year for Metropolitan from both top and bottom line perspectives.”

“…we will continue to seek growth, both organically and through further acquisitions …” comments Earley.

“Under the Metropolitan model of care we have come to learn over the course of the last decade that size and scale matter. The Continucare acquisition was transformative, bringing new markets, new plan partners, and additional talented health care leaders to our business. As a group, we are one of the larger provider service networks in the country. We will continue to seek growth, both organically and through further acquisitions. We will also seek to expand our relationships with our plan partners both in Florida and outside of the state,” Earley concluded.

Conference Call Information:

Metropolitan will hold a conference call to review its fourth quarter and full year 2011 results on Tuesday, March 6, 2012, at 11:00 a.m. Eastern Standard Time. The call will be hosted by Michael Earley, Chairman and Chief Executive Officer. Interested parties may access the conference call by dialing the following numbers: (888) 713-4209 (domestic) or (617) 213-4863 (international), pass code # 58421187. The call will also be available via webcast at Metropolitan’s investor page at www.metropolitanhealthnetworks.com and on http://www.streetevents.com, or http://www.fulldisclosure.com

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PNRY6NR94

Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on March 13, 2012, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 84100053.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing health care company that provides and coordinates comprehensive health care services for Medicare Advantage, Medicaid, and other customers in Florida through its primary care-centric businesses, MetCare of Florida, Inc. and Continucare Corporation. Metropolitan currently owns and operates 33 medical centers and contracts with more than 700 primary care practices. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metropolitanhealthnetworks.com.

Note Regarding Use of Non-GAAP Financial Measures

Adjusted EBITDA is not defined under generally accepted accounting principles ("GAAP") and it may not be comparable to similarly titled measures reported by other companies. Metropolitan uses Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because Adjusted EBITDA helps Metropolitan’s management to compare Metropolitan’s performance on a consistent basis by removing from Metropolitan’s operating results the impact of its capital structure, the accounting methods used to compute depreciation and amortization and the effect of non-cash stock-based compensation expense and the impairment charge. Metropolitan’s management believes Adjusted EBITDA is useful to investors as it is a widely used measure of performance and the adjustments made to Adjusted EBITDA provide further clarity on Metropolitan’s profitability. Metropolitan removes the effect of non-cash stock-based compensation from its earnings, which can vary based on share price, share price volatility and expected life of the equity instruments Metropolitan grants. In addition, this stock-based compensation expense does not result in cash payments by Metropolitan. Metropolitan also removes the effect of impairment charges since this is a non-cash expense that does not result in cash payments. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on Metropolitan’s debts, provisions for income taxes, the effect of expenditures for capital assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments. A reconciliation of Adjusted EBITDA to net income is included in the accompanying tables.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation: (i) the impact of our significantly increased levels of indebtedness on our funding costs, operating flexibility and ability to fund ongoing operations with additional borrowings, particularly in light of ongoing volatility in the credit and capital markets; (ii) our ability to operate pursuant to the terms of our debt obligations; (iii) our ability to integrate the acquired operations of Continucare and to realize the anticipated revenues, economies of scale, cost synergies and productivity gains in connection with the merger and any other acquisitions that we may undertake, as and when planned, including the potential for unanticipated issues, expenses and liabilities associated with those acquisitions and the risk that Continucare fails to meet its expected financial and operating targets; (iv) the potential for diversion of management time and resources in seeking to integrate Continucare’s operations, (v) our ability to successfully establish a presence in new geographic markets (vi) our ability to meet our cost projections under various provider agreements with Humana; (vii) our failure to accurately estimate incurred but not reported medical benefits expense; (viii) pricing pressures exerted on us by managed care organizations and the level of payments we indirectly receive under governmental programs or from other payors; (ix) our still limited ability to predict the direct and indirect effects of the healthcare reform laws adopted in 2010; (x) future legislation and changes in governmental regulations; (xi ) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (xii) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts. Metropolitan is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, and its Annual Report on Form 10-K for the year ended December 31, 2011, which is anticipated to be filed within several business days.

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,		Three months ended December 31,
	2011	2010	2011	2010
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
REVENUE	$459,792	$368,186	$175,143	$91,414

MEDICAL EXPENSE
Medical claims expense	332,929	286,602	116,299	70,640
Medical center costs	30,451	15,826	16,502	4,016
Total medical expense	363,380	302,428	132,801	74,656
GROSS PROFIT	96,412	65,758	42,342	16,758
OTHER OPERATING EXPENSES
Administrative payroll, payroll taxes and benefits	20,911	15,420	9,651	4,192
General and administrative	11,292	8,656	4,119	2,088
Marketing and advertising	1,271	385	815	116
Amortization of intangible assets	3,545	75	3,255	386
Impairment of goodwill	3,500	-	3,500	-
Termination costs related to the Continucare acquisition	784	-	784	-
Total other operating expenses	41,303	24,536	22,124	6,782
OPERATING INCOME BEFORE GAIN ON SALE OF HMO	55,109	41,222	20,218	9,976
Gain on sale of HMO subsidiary	-	62	-	-
OPERATING INCOME	55,109	41,284	20,218	9,976
OTHER INCOME (EXPENSE)
Transaction costs	(7,876)	-	(4,798)	-
Interest expense	(8,174)	-	(8,151)	(72)
Investment income, net	572	328	13	0
Other income (expense), net	3	(29)	2	1
Total other (expense) income	(15,475)	299	(12,934)	(71)

INCOME BEFORE INCOME TAXES	39,634	41,584	7,284	9,905
PROVISION FOR INCOME TAXES	16,920	15,884	4,457	3,885
NET INCOME	22,714	25,700	2,827	6,020
OTHER COMPREHENSIVE (LOSS), NET OF TAX BENEFIT OF $69	(110)	-	-	-
COMPREHENSIVE INCOME	$22,604	$25,700	$2,827	$6,020

EARNINGS PER SHARE:
Basic	$0.56	$0.65	$0.07	$0.15
Diluted	$0.53	$0.62	$0.06	$0.14

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	( in thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and equivalents	$17,964	$10,596
Investments, at fair value	1,003	38,949
Accounts receivable from customers, net of allowance of $1,615 and $817 in 2011 and 2010, respectively	3,023	904
Due from HMOs, net	40,241	9,067
Deferred income taxes	949	517
Prepaid income taxes	3,717	-
Prepaid expense and other current assets	5,243	941
TOTAL CURRENT ASSETS	72,140	60,974

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $4,743 and $3,443 in 2011 and 2010, respectively	21,683	1,973
RESTRICTED CASH AND INVESTMENTS	295	4,385
DEFERRED INCOME TAXES, net of current portion	-	1,571
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $4,371 and $1,238 in 2011 and 2010, respectively	102,053	570
GOODWILL	262,805	4,362
DEFERRED FINANCING COSTS	9,882	-
OTHER ASSETS	888	888
TOTAL ASSETS	$469,746	$74,723

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,295	$436
Accrued payroll and payroll taxes	5,941	5,158
Accrued expenses	6,690	902
Accrued interest payable	2,434	-
Current portion of long-term debt	12,538	318
TOTAL CURRENT LIABILITIES	28,898	6,814

LONG-TERM DEBT, net of current portion and original issue discount	296,029	159
DEFERRED INCOME TAXES	40,175	-
TOTAL LIABILITIES	365,102	6,973

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.001 per share; $10,000,000 shares authorized; series A preferred stock, stated value $100 per share; 5,000 issued and outstanding at December 31, 2011 and 2010, respectively	500	500
Common stock, par value $.001 per share; 80,000,000 shares authorized; 43,751,000 and 40,750,000 issued and outstanding at December 31, 2011 and 2010, respectively	44	41
Additional paid-in capital	36,740	22,453
Accumulated other comprehensive (loss)	(110)	-
Retained earnings	67,470	44,756
TOTAL STOCKHOLDERS' EQUITY	104,644	67,750
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$469,746	$74,723

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA RECONCILIATION

	Year Ended December 31,		Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010	2011	2010
	(in thousands)		(in thousands)		(Pro Forma - In thousands)
Net income	$22,714	$25,700	$2,827	$6,020	$31,719	$23,814
Income tax expense	16,920	15,884	4,457	3,885	19,759	14,647
Interest expense (income), net of investment income	7,602	(328)	8,138	72	30,260	31,919
Depreciation and amortization	5,230	1,056	4,200	358	18,387	16,468
Goodwill impairment charge	3,500	-	3,500	-	3,500
Stock-based compensation	2,618	2,377	677	788	4,155	3,898
Adjusted EBITDA	$58,584	$44,689	$23,799	$11,123	$107,780	$90,746

CONTACT:
Metropolitan Health Networks, Inc.
Michael Earley, 561-805-8500
Chairman & CEO
mearley@metcare.com
or
Al Palombo, 561-805-8511
SVP Corporate Communications
apalombo@metcare.com